Exhibit (a)(1)(F)
Confirmation Email to Eligible Employees who Elect to Participate in the Offer to Exchange
Certain Outstanding Options for New Options
Dear [Click and Type Employee Name],
     RealNetworks, Inc. (“RealNetworks” or the “Company”) has received your election by which you elected to have some or all of your outstanding eligible options (those options with an exercise price greater than $4.48 per share and that remain outstanding through the expiration date of the offer) cancelled in exchange for new options, subject to the terms and conditions of the offer, as follows:

Shares
	Original			Original	Original	Outstanding		New
Original	Option	Original	Original	Option	Option	and Eligible		Options
Option	Grant	Shares	Option	Expiration	Remaining	for	Exchange	Granted if	Exchange Entire
Number	Date	Granted	Price	Date	Life	Exchange	Ratio	Exchanged	Eligible Option?
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
          If you change your mind, you may withdraw your election as to some or all of your eligible options by submitting a properly completed and signed withdrawal. Each time you make a withdrawal via the RealNetworks Offer website, please be sure to select either “Yes” or “No” with respect to each of your eligible options. A properly completed and signed withdrawal must be delivered via the RealNetworks offer website or to Stock Plan Administration via email or facsimile no later than 9:00 p.m., U.S. Pacific Time, on December 17, 2009 (unless the offer is extended), to:
Offer website: https://realnetworks.equitybenefits.com
Stock Plan Administration:
Email: stock@real.com
Fax: (206) 674-2695
          You also may elect to include more or less eligible options in the offer by submitting a new election that lists all of the eligible options you wish to have included in the offer. Each time you make an election on the RealNetworks Offer website, please be sure to select either “Yes” or “No” with respect to each of your eligible options. Only responses that are properly completed, signed and actually received via the RealNetworks offer website or via Stock Plan Administration by email or facsimile before the offer expires will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to your site’s Human Resources representative or to Stock Plan Administration at stock@real.com.
          Please note that RealNetworks’ receipt of your election is not by itself an acceptance of the eligible options for exchange. For purposes of the offer, RealNetworks will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of when RealNetworks gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, email or other method of communication. RealNetworks’ formal acceptance of the properly tendered eligible options is expected to take place immediately following the end of the offer period.
          This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; (2) the email from Sid Ferrales, our Senior Vice President of Human Resources, dated November 19, 2009; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the RealNetworks offer website at https://realnetworks.equitybenefits.com or by contacting Stock Plan Administration by email at stock@real.com or by facsimile at (206) 674-2695.

Confirmation Email to Eligible Employees who Withdraw their Options from the Offer to Exchange
Certain Outstanding Options for New Options
Dear [Click and Type Employee Name],
          RealNetworks, Inc. (“RealNetworks” or the “Company”) has received your withdrawal by which you rejected RealNetworks’ offer to exchange some or all of your outstanding eligible options for new options. Please note that eligible options you did not elect to withdraw, if any, on your withdrawal remain elected for exchange in accordance with the election previously submitted by you.
          If you change your mind and decide that you would like to participate in this offer with respect to some or all of your withdrawn options or other eligible options not subject to a current election, you must deliver a new, properly completed election via the RealNetworks offer website or via Stock Plan Administration by email or facsimile no later than 9:00 p.m., U.S. Pacific Time, on December 17, 2009 (unless the offer is extended), to:
Offer website: https://realnetworks.equitybenefits.com
Stock Plan Administration:
Email: stock@real.com
Fax: (206) 674-2695
          If you submit a new election, any previously submitted election and/or withdrawal will be disregarded, so your new election must list all of the eligible options you wish to exchange. Only responses that are complete and actually received via the RealNetworks offer website or via Stock Plan Administration, as described above, before the offer expires will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to your site’s Human Resources representative or to Stock Plan Administration at stock@real.com.
          This notice does not constitute the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”). The full terms of the offer are described in (1) the Offer to Exchange; 2) the email from Sid Ferrales, our Senior Vice President of Human Resources, dated November 19, 2009; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the RealNetworks offer website at https://realnetworks.equitybenefits.com or by contacting Stock Plan Administration via email at stock@real.com or via facsimile at (206) 674-2695.